Exhibit 5.1

June 29, 2026

SunPower Inc.

45700 Northport Loop East

Fremont, California 94538

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to SunPower Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (as amended or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of up to 19,532,154 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (“Common Stock”), consisting of: (i) 6,666,666 shares of Common Stock previously issued by the Company pursuant to the Amendment and Agreement, dated as of March 5, 2026 (the “Sunder Amendment”), relating to the Membership Interest Purchase Agreement (the “Sunder Purchase Agreement”), dated September 21, 2025, by and among the Company, Complete Solar, Inc., Sunder Energy LLC and Chicken Parm Pizza LLC; (ii) 1,805,705 shares of Common Stock previously issued pursuant to the Share Purchase Agreement, dated January 30, 2026, by and among the Company, Cobalt Power Systems, Inc. and the selling shareholders party thereto (the “Cobalt Purchase Agreement”); (iii) up to 380,000 shares of Common Stock issuable upon the exercise of the warrant to purchase common stock previously issued by Ayna.AI LLC (the “Ayna Warrant”); and (iv) up to 4,424,779 shares of Common Stock issuable upon conversion of a 10.0% Convertible Senior Secured Note due 2029 (the “10% Note”) issued pursuant to the Indenture, dated April 23, 2026, between the Company and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “Indenture” and together with the Sunder Amendment, the Sunder Purchase Agreement, the Cobalt Purchase Agreement and the Ayna Warrant, collectively, the “Transaction Documents”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder, that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company) and that all such documents constitute the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with their terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Arnold & Porter Kaye Scholer LLP 250 West 55th Street | New York, NY 10019-9710 | www.arnoldporter.com

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued pursuant to the terms of the Transaction Documents applicable to such Shares, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based solely upon the General Corporation Law of the State of Delaware (including the statutory provisions contained therein, the applicable rules and regulations underlying these provisions and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, rules, regulations or ordinances.

The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP